EXHIBIT 3.01

                               FORM OF NOTICE OF CONTRACT BORROWING


[Date]{1}


Citibank, N.A., as Administrative
   Agent for the Lenders party to
   the Credit Agreement referred to below,
399 Park Avenue
New York, New York 10043

Attention: ________________


Ladies and Gentlemen:

        The undersigned, [NAME OF BORROWER] (the 'BORROWER'), refers to the
Credit Agreement, dated as of                      , 1996 (the 'CREDIT
AGREEMENT'), among Northeast Utilities, The Connecticut Light and Power Company, Western Massachusetts Electric Company, the Banks and Agents named therein, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 3.01 of the Credit Agreement that it requests a Contract Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of proposed Contract Borrowing ______________________ (which is a Business Day)


(B)     Principal Amount                             ______________________
        of Contract Borrowing{2}


(C)     Type of Advance{3}                           ______________________

(D)     Interest Period{4}                           ______________________

(E)     Borrower Sublimit                            ______________________

(F)     Aggregate amount of Advances
        outstanding to the Borrower                  ______________________

        Upon acceptance of any or all of the Contract Advances requested in this Notice, the undersigned shall be deemed to have represented and warranted that the conditions precedent to each Contract Advance applicable to it specified in Section[5.02(a)]{5} [5.03(a)]{6} of the Credit Agreement have been satisfied.

                                             Very truly yours,

                                             [NAME OF BORROWER]


                                             By________________________________
                                                 Title:

               ''FOOTNOTES''
 {1 }The Notice of Contract Borrowing must be received by the Administrative Agent (i) in the case of a proposed Contract Borrowing to consist of Eurodollar Advances, by telex or telecopier not later than 11:00 a.m. (New York City time), three Business Days prior to a proposed Borrowing and (ii) in the case of a proposed Contract Borrowing to consist of Base Rate Advances, by telex or telecopier not later than 11:00 a.m. (New York City time), on the day of a proposed Competitive Borrowing.

  {2}Not less than $10,000,000 and in integral multiples of 1,000,000.

  {3}Eurodollar Advance or Base Rate Advance.

  {4}Which shall be subject to the definition of 'INTEREST PERIOD' and end not later than the Termination Date.

  {5}Applicable to Borrowings that INCREASE the aggregate principal amount of Contract Advances made by the Lenders to the Borrower.

  {6}Applicable to Borrowings that DO NOT INCREASE the aggregate principal amount of Contract Advances made to the Borrower.
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